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                                                              May 12, 1998

American Express Receivables
   Financing Corporation

American Express Tower
World Financial Center
200 Vesey Street
New York, New York  10285

         Re:      Registration Statement on Form S-3

                  Registration No. 333-51045

Ladies and Gentlemen:

         I have acted as counsel to American Express Receivables Financing Corporation (the "Transferor") in connection with the above-referenced Registration Statement on Form S-3 being filed concurrently herewith with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance and sale of Accounts Receivable Trust Certificates (the "Certificates") of the American Express Master Trust to which the Transferor and American Express Centurion Bank will transfer receivables (the "Receivables") generated from time to time in a portfolio of designated card accounts. The American Express Master Trust was formed pursuant to the Pooling and Servicing Agreement, dated as of June 30, 1992, among the Transferor, American Express Travel Related Services Company, Inc., as Servicer (the "Servicer") and The Bank of New York, as trustee (the "Trustee") (to be amended by the Amended and Restated Pooling and Servicing Agreement, dated as of May 1, 1998, among American Express Centurion Bank, the Transferor, the Servicer and the Trustee, and as so amended, the "Pooling Agreement"). The Certificates will be issued and delivered in accordance with the terms of a specified
Series Supplement to the Pooling Agreement.


         I or members of my staff have examined the forms of Pooling Agreement, Series Supplement and Underwriting Agreement included as exhibits to the Registration Statement. In addition, we have examined and considered executed originals or counterparts, or certified or other copies, identified to my satisfaction as being true copies, of such certificates, instruments, documents and other corporate records of the Transferor and matters of fact and law as I deem necessary for the purposes of the opinion expressed below. Capitalized terms not otherwise defined herein have the respective meanings assigned to such terms in the Pooling Agreement.

         In my examination I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the original of such latter documents.

         Based upon the foregoing, and subject to the qualification that I am admitted to the practice of law in the State of New York and do not purport to be expert in the laws of any jurisdiction other than the State of New York, I am of the opinion that, assuming the due execution and delivery of the Pooling Agreement and applicable Series Supplement thereto substantially in the form filed as an exhibit to the Registration Statement, upon the issuance, authentication and delivery of the Certificates in accordance with the provisions of such Pooling Agreement and such Supplement, against payment therefor, the Certificates will be legally issued, fully paid and non-assessable.


         I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the Prospectus included in the Registration Statement.


                                              Very truly yours.

                                              /s/ Carol V. Schwartz

                                              Carol V. Schwartz
                                              Group Counsel